Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2018 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	July 1, 2018	July 2, 2017	July 3, 2016	June 28, 2015	June 29, 2014
Earnings (Loss)

Income (Loss) before income taxes	$11,101	$79,661	$35,356	$56,958	$37,134
Less: Equity income from equity investees	(9,257)	(11,056)	(4,947)	(7,303)	(6,264)
Add: Fixed Charges	27,422	22,291	22,154	21,714	20,911
Add: Distributed income of equity investees	10,911	9,067	6,119	4,628	4,070
Earnings (Loss) as defined	$40,177	$99,963	$58,682	$75,997	$55,851

Fixed Charges

Interest expense	$25,320	$20,293	$20,033	$19,532	$18,466
Interest expense as reported	25,320	20,293	20,033	19,532	18,466

Amortization of debt issuance costs	917	855	929	957	988
Portion of rent expense relating to interest	1,185	1,143	1,192	1,225	1,457
Fixed charges as defined	$27,422	$22,291	$22,154	$21,714	$20,911

Ratio of earnings (loss) to fixed charges	1.5x	4.5x	2.6x	3.5x	2.7x

Coverage deficiency	$—	$—	$—	$—	$—